Exhibit 10.23

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on December 28, 2025 by and between Michael Trzupek (the “Executive”) and Xanadu Quantum Technologies USA, Inc. (the “Company”).

The Company desires to employ the Executive and, in connection therewith, to compensate the Executive for Executive’s personal services to the Company; and

Executive wishes to be employed by the Company and provide personal services and certain covenants to the Company in return for certain compensation and benefits.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. Employment by the Company.

1.1 Position. Subject to the terms set forth herein, the Company agrees to employ Executive initially in the position of Chief Financial Officer, and Executive hereby accepts such employment.

1.2 Start Date. Executive’s employment with the Company shall commence on January 12, 2026 or such other date mutually agreed to in writing by Executive and the Company. The date Executive actually commences working for the Company is referred to as Executive’s “Start Date.” Prior to the Start Date or in the event that Executive does not commence employment with the Company under this Agreement, the Company shall have no obligation to provide Executive with compensation and benefits (including, but not limited to, the “Severance Benefits” stated in Section 6.1 or 6.2).

1.3 Duties. Executive will initially report to the Chief Executive Officer (the “CEO”) of Xanadu Quantum Technologies Inc. (the “Parent”), performing such duties as are normally associated with Executive’s position and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the CEO or the CEO’s designee. It is anticipated that such duties will include Executive providing services to the Parent, without further or additional compensation or benefits other than as set forth in this Agreement. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive shall perform Executive’s duties under this Agreement principally out of Executive’s home office in Redmond, Washington. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4 Company Policies and Benefits. The employment relationship between the parties shall be subject to the Company’s personnel policies and procedures as they may be established, interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly-situated Executives in the Company’s benefit plans and paid time office policies in effect from time to time during Executive’s employment. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. Executive shall receive for Executive’s services to be rendered under this Agreement an initial base salary of $465,000 on an annualized basis, subject to review and adjustment by the Company in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2 Equity Awards. Subject to approval of the Board of Directors of the Parent (or its successor) (the “Board”) or a committee thereof, to Executive being an employee of the Company on the date of grant, and to the filing of a registration statement on Form S-8, Executive will be granted (a) restricted stock units with a grant date value of $900,000, one-third of which will vest on the first anniversary of the Start Date, with the remainder vesting in equal quarterly installments over the following two years, subject to Executive’s continued employment through each vesting date; and (b) performance-based stock units with a grant date value of $900,000, which will vest in tranches based on certification by the Board or a committee thereof of the achievement, prior to the fifth anniversary of the date of grant, of pre-determined stock price hurdles (based on a volume-weighted average stock price over a trailing sixty (60) consecutive trading day period, with the hurdles and other award terms as determined at the time of grant by the Board or a committee thereof), subject, with respect to each tranche, to Executive’s continued employment through the certification date with respect to such tranche. The number of restricted stock units and performance-based stock units will be determined by the Board or a committee thereof. Furthermore, on an annual basis, the Executive shall be entitled to be considered for grants of both restricted stock units and performance-based stock units in the Company’s long term incentive plan; it is the expectation of the Company that Executive shall be entitled to annual equity grants with values no lower than with those described in section 2.2(a) and 2.2(b) herein. The equity awards described in this Section will be subject to the terms of the equity plan, grant notice and grant agreement pursuant to which they are issued.

2.3 Annual Cash Bonus. Upon the establishment by the Company’s Board of Directors or a committee thereof of an annual executive bonus program (which program is expected to be established in the first quarter of 2027 for payment of bonuses attributable to the calendar year ending December 31, 2026), for each year of Executive’s employment, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) with a target amount equal to not less than fifty percent (50%) of Executive’s then current Base Salary (the “Target Annual Bonus”). The actual amount of each Annual Bonus, if any, will be based upon the level of achievement of the Company’s corporate objectives and the Executive’s individual objectives established in the sole discretion of the Company’s Board of Directors or a committee thereof for the year with respect to which such Annual Bonus relates. Any Annual Bonus payable to Executive shall be paid in a lump sum at a time determined by the Company, but in no event later than March 15 of the year immediately following the year in which such Annual Bonus was earned.

2.4 Expense Reimbursement. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3. Confidential Information, Inventions, Non-Competition and Non-Solicitation Obligations. In connection with Executive’s employment with the Company, Executive will receive and have access to the Company’s confidential information and trade secrets. Accordingly, and in consideration of the benefits that Executive is eligible to receive under this Agreement, Executive agrees to execute and abide by the Employee Confidential Information and Inventions Assignment Agreement attached as Exhibit A (“Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

4. Outside Activities During Employment. Except with the prior written consent of the Company, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, and (iii) such other activities as may be specifically approved in writing by the CEO. This restriction shall not, however, preclude Executive (i) from owning less than one percent (1%) of the total outstanding shares of a publicly-traded company, or (ii) from employment or service in any capacity with the Parent or any other Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company. Executive agrees to promptly disclose to the Board his/her involvement in any activities contemplated by this Section 4.

5. No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and service as an executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6. Termination of Employment. The parties acknowledge that Executive’s employment relationship with the Company will be at-will. Either Executive or the Company may terminate the employment relationship for any reason whatsoever at any time, with or without cause or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1 Termination by the Company without Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Sections 6.5 or 6.6 below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.1.

(b) If the Company terminates Executive’s employment at any time without Cause, then Executive shall be entitled to receive the Accrued Obligations (as defined below), and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”) and subject to Executive’s compliance with the obligations in Section 6.1(c) below, Executive shall also be eligible to receive the following severance benefits (the “Severance Benefits”):

(i) The Company will pay an amount equal to Executive’s then current Base Salary for twelve (12) months following the date of Executive’s Separation from Service, less all applicable withholdings and deductions (the “Salary Continuation”). The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of Executive’s Separation from Service; provided, however, that no payments will be made prior to the 60th day following Executive’s Separation from Service. On the 60th day following Executive’s Separation from Service, the Company will pay Executive in a lump sum the Salary Continuation that Executive would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the Release (as defined below), with the balance of the Salary Continuation being paid as originally scheduled.

(ii) Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the portion of the COBRA, or state continuation coverage, premiums which is equal to the cost of the coverage that the Company was paying as of the date of termination, to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) twelve (12) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), the “COBRA Payment Period” and such benefit, the “COBRA Benefit”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period, which Executive may, but is not obligated to, use toward the cost of COBRA premiums. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company.

(iii) a payment equal to the product of (x) the Annual Cash Bonus, if any, that the Executive would have earned for the year in which the termination occurs based on achievement of the applicable performance goals for such year and (y) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the year in which termination occurs.

(iv) Unless the award agreement specifically provides otherwise, all restricted stock units, performance-based stock units or other equity awards that Executive has been granted shall continue to vest during the twelve (12) month-period following termination (the “Severance Period”), and Executive will be entitled to the full benefit of such awards to the same extent as if Executive had remained employed during the Severance Period.

(c) Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits pursuant to Section 6.1(b) of this Agreement if: (i) by the sixtieth (60th) day following the date of Executive’s Separation from Service, Executive has signed and delivered to the Company a separation agreement containing (among other terms) an effective, general release of claims in favor of the Company, the Parent, and their affiliates and representatives, in a form presented by the Company (the “Release”) and which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company, the Parent, or any Affiliate, including a position on the Board, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property; (iv) Executive is in compliance with his/her post-termination obligations under this Agreement and the Confidential Information Agreement when any such Severance Benefits are due and payable; and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any of the Severance Benefits are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of the Severance Benefits will not be made or begin until the later calendar year.

(d) For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e) The Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(f) Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.2 Resignation by Executive for Good Reason.

(a) Provided Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, Executive may resign from employment with the Company for Good Reason (as defined in Section 6.2(b) below).

(b) “Good Reason” for purposes of this Agreement shall mean the occurrence of any of the following conditions without Executive’s consent, after Executive’s provision of written notice to the Company of the existence of such condition (which notice must be provided within thirty (30) days of the initial existence of the condition and must specify the particular condition in reasonable detail), provided that the Company has not first provided notice to Executive of its intent to terminate Executive’s employment: (i) a material reduction in Executive’s duties, responsibilities or authorities, provided, however, that neither the conversion of the Company to a subsidiary, division or unit of an acquiring entity in connection with a change in control, or Executive’s reporting relationships following a change in control, nor a change in title, will be deemed a “material reduction” in and of itself or material adverse alteration in, Executive’s position, title, duties, or responsibilities; (ii) a material (greater than 10%) reduction by the Company of Executive’s Base Salary (except in the case of either an across-the-board reduction in salaries or a temporary reduction due to financial exigency); or (iii) the relocation of Executive’s principal place of employment by fifty (50) or more miles from Executive’s then-current principal place of employment. Notwithstanding the foregoing, Good Reason shall only exist if the Company is provided a thirty (30) day period to cure the event or condition giving rise to Good Reason, and it fails to do so within that cure period (and, additionally, Executive must resign for such Good Reason condition by giving notice within thirty (30) days after the period for curing the violation or condition has ended).

(c) In the event Executive resigns from Executive’s employment, then Executive shall be entitled to the Accrued Obligations and, provided such resignation constitutes a Separation from Service and Executive complies with the obligations in Section 6.1(c) of this Agreement (including the requirement to provide an effective Release), Executive shall also be eligible to receive the same Severance Benefits as described in Section 6.1 and on the same conditions as if Executive had been terminated by the Company without Cause.

6.3 Termination by the Company for Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.

(b) “Cause” shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the Executive and Company or Parent; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct relating to the Company or Parent; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of Company or the Board; (vi) negligence or incompetence in the performance of Executive’s duties after the expiration of thirty (30) days without cure after written notice of such failure; (vii) failure to pass to the satisfaction of the Company, a preliminary background check or failure to submit proof of legal eligibility to work in the United States; or (viii) breach of fiduciary duty.

(c) In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance Benefits or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.4 Resignation by Executive (other than for Good Reason).

(a) Executive may resign from Executive’s employment with the Company without Good Reason at any time by giving notice as described in Section 7.1.

(b) In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason), Executive will not receive Severance Benefits or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.5 Termination by Virtue of Death or Disability of Executive.

(a) In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, provide to Executive’s legal representatives Executive’s Accrued Obligations, but neither Executive nor Executive’s legal representatives will receive the Severance Benefits or any other severance compensation or benefit.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the Severance Benefits or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.6 Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.6, Executive will not receive the Severance Benefits or any other compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.7 Termination Following a Change in Control. In the event that the Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason (as such terms are defined herein), in either case upon or within 6 months following a change in control of the Company or the Parent (but excluding any de-SPAC, initial public offering or similar transaction affecting the Company or the Parent), the Executive shall be entitled to receive Severance Benefits as provided in Section 6.1, accelerated vesting of all restricted stock units or other time-based equity awards granted to Executive pursuant to Section 2.2 or otherwise, and other fringe benefits that are, in the aggregate, no less favorable than those provided to other similarly situated senior executives of the Company. With respect to any performance-based stock units, the Company’s Board of Directors shall determine the extent to which performance goals have been attained. Upon the formal adoption of the Company’s Executive Severance Plan and/or Equity Incentive Plan, the Executive shall be entitled to participate in such plans, and the terms of such plans shall supersede this Section 6.7.

6.8 Application of Section 409A. It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the Severance Benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified Executive” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Executive a lump sum amount equal to the sum of the Severance Benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance Benefits had not been delayed pursuant to this Section 6.6 and (ii) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.6.

6.9 Notice; Effective Date of Termination.

(a) Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless pursuant to Section 6.3(b)(vi) in which case thirty (30) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii) immediately upon Executive’s death;

(iii) ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full-time performance of Executive’s duties prior to such date;

(iv) ten (10) days after Executive gives written notice to the Company of Executive’s resignation without Good Reason, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or

(v) for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 6.2(b).

(b) In the event notice of a termination under subsections (a)(i) and (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.10 Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other executives as may be designated by the Company. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs.

6.11 Excise Tax Adjustment.

(a) If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of this Section 6.10 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause) shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 6.11. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.11(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.11(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.11(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7. General Provisions.

7.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or to Executive’s Company-issued email address or Executive’s email address as listed in Company records, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4 Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties will enter into a separate Confidential Information Agreement and may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.7 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.8 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to the Executive’s estate upon Executive’s death.

7.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Washington.

7.10 Resolution of Disputes.

(a) To aid the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, and in exchange for the mutual promises contained in this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/) and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where Executive last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where Executive last worked for the Company or another mutually agreeable location. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge.

(b) The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event Executive or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

(c) Nothing herein prevents Executive from filing and pursuing proceedings before a federal or state governmental agency, although if Executive chooses to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this Section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis.

(d) The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims.

(e) The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law.

(f) Executive and the Company shall equally share all arbitration administrative fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law or rules to effectuate Executive’s and the Company’s agreement to arbitrate. To the extent the arbitration service does not collect or Executive otherwise does not pay an equal share of all arbitration administrative fees, and the Company pays Executive’s share, Executive acknowledges and agrees that the Company shall be entitled to recover from Executive in a federal or state court of competent jurisdiction half of the arbitration fees invoiced to the parties (less any amounts that Executive paid to the arbitration service). Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in the Confidential Information Agreement or as otherwise provided under applicable law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

[signatures to follow on next page]

In Witness Whereof, the parties have executed this Employment Agreement on the day and year first written above.

Xanadu Quantum Technologies USA, Inc.

By:	/s/ Rebecca Laramée
	Name:	Rebecca Laramée
	Title:	Chief People Officer

Executive:

/s/ Michael Trzupek
Michael Trzupek